Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Prospectus by reference to OceanFirst Financial Corp.’s Current Report on Form 8-K constituting a part of this Registration Statement of our reports dated March 6, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Flushing Financial Corporation. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

New York, New York

June 1, 2026